As filed with the Securities and Exchange Commission on June 29, 2015.
Registration No. 333‑200714

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 To Form F-1 on

Form S‑3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dorian LPG Ltd.
(Exact name of registrant as specified in its charter)
Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

Dorian LPG Ltd.
c/o Dorian LPG (USA) LLC
27 Signal Road
Stamford, Connecticut 06902
(203) 674‑9695
(Address, including zip code, and telephone number,
 including area code, of registrant's principal executive offices)
Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574‑1200 (Name, address and telephone number of agent for service)
Copies to:
Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574‑1200 (telephone number) (212) 480‑8421 (facsimile number)
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

As of December 3, 2014, the date on which Dorian LPG Ltd. filed the Registration Statement on Form F-1 (File No. 333-200714) to which this post-effective amendment on Form S-3 relates, Dorian LPG Ltd. was a foreign private issuer within the meaning of the Securities Exchange Act of 1934, as amended.  Subsequently, Dorian LPG Ltd. has determined that it no longer meets the foreign share ownership requirements applicable to foreign private issuers, and is no longer eligible to file registration statements on Form F-1.  This Registration Statement on Form S-3 therefore serves as a post-effective amendment on Form S-3 to Registration Statement No. 333-200714.  No additional securities are being registered on this post-effective amendment.

The information in this Prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 29, 2015

PRELIMINARY PROSPECTUS

Up to 32,813,888 of our Common Shares
Offered by the Selling Shareholders

Dorian LPG Ltd.
_________________

The selling shareholders named in the section "Selling Shareholders" of this prospectus, or their respective donees, pledgees, transferees or other successors in interest, which we refer to collectively as the Selling Shareholders, may sell in one or more offerings pursuant to this registration statement up to an aggregate of 32,813,888 of our common shares.

The Selling Shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of these common shares, including on any stock exchange, market or trading facility on which our common shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.  See "Plan of Distribution" beginning on page 22.

We are not selling any common shares under this prospectus and will not receive any proceeds from the sale of the common shares by the Selling Shareholders. Information on the Selling Shareholders and the times and manners in which they may offer and sell our common shares are described under the sections entitled "Selling Shareholders" and "Plan of Distribution" in this prospectus.  We will bear all costs, expenses and fees in connection with the registration of the common shares sold under this prospectus.

_________________

Our common shares are currently listed under the symbol "LPG" on the New York Stock Exchange. On June 25, 2015, the last reported sale price of our common shares was $15.32 per share.
_________________

Investing in our common shares involves risks. See "Risk Factors" beginning on page 8 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed on June 4, 2015, and incorporated by reference herein.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus is June 29, 2015

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	5
FORWARD-LOOKING STATEMENTS	6
RISK FACTORS	8
USE OF PROCEEDS	10
SELLING SHAREHOLDERS	11
DESCRIPTION OF CAPITAL STOCK	12
CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS	19
PLAN OF DISTRIBUTION	23
ENFORCEABILITY OF CIVIL LIABILITIES	26
LEGAL MATTERS	26
EXPERTS	26
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	27
WHERE YOU CAN FIND ADDITIONAL INFORMATION	27
DOCUMENTS INCORPORATED BY REFERENCE	27
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	28

As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address: c/o Dorian LPG (USA) LLC, 27 Signal Road, Stamford, Connecticut 06902. Our telephone number at that address is (203) 674-9695. See "Where You Can Find Additional Information."

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholders authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. Information contained on our website does not constitute part of this prospectus. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The Selling Shareholders is not making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery.  Our business, financial condition, results of operations and prospects may have changed since that date. You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus or incorporated by reference herein. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the more detailed information that appears later in this prospectus, including the section entitled "Risk Factors" beginning on page 8 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed on June 4, 2015, and incorporated by reference herein, before making an investment in our common shares.

Unless otherwise indicated, references to "Dorian," the "Company," "we," "our," "us," or similar terms refer to Dorian LPG Ltd. and its subsidiaries.  The terms "Predecessor" and "Predecessor Business" refer to the owning companies of the four vessels of our Initial Fleet, as defined below, prior to their acquisition by us. We use the term "VLGC" to refer to very large gas carriers and the term "PGC" to refer to pressurized gas carriers. We use the term "LPG" to refer to liquefied petroleum gas and we use the term "cbm" to refer to cubic meters in describing the carrying capacity of our vessels.  References in this prospectus to "Shell" refer to Royal Dutch Shell plc, and certain of its subsidiaries that are our customers. Unless otherwise indicated, all references to "U.S. dollars," "USD," "dollars," "U.S.$," and "$" in this prospectus are to the lawful currency of the United States of America and references to "Norwegian Kroner" and "NOK" are to the lawful currency of Norway.

Our Company

We are an international LPG shipping company incorporated in the Marshall Islands on July 1, 2013 and headquartered in the United States. We are primarily focused on owning and operating very large gas carriers, or VLGCs, each with a cargo-carrying capacity of greater than 80,000 cbm. Our founding executives have managed vessels in the LPG market since 2002 and we currently own and operate nine LPG carriers, including three 82,000 cbm VLGCs, one pressurized 5,000 cbm vessel and six new fuel-efficient 84,000 cbm ECO-design VLGCs constructed by Hyundai Heavy Industries Co., Ltd. ("HHI" or "Hyundai") and delivered between July 2014 and June 2015. The vessels have been managed by us since July 1, 2014, when the function was brought in-house from our prior managers.

In addition, we have newbuilding contracts for the construction of 13 new fuel-efficient 84,000 cbm ECO-design VLGCs at Hyundai and Daewoo Shipping and Marine Engineering Ltd., or Daewoo, with scheduled deliveries between July 2015 and February 2016. We refer to these contracts along with the VLGCs that were delivered between July 2014 and June 2015 as our VLGC Newbuilding Program.

On May 13, 2014, we completed an initial public offering of 7,105,263 common shares on the New York Stock Exchange at a price of $19.00 per share, or $135.0 million in gross proceeds not including underwriting fees or offering costs of $11.8 million. On May 22, 2014, we completed the issuance of 245,521 common shares related to the exercise of the overallotment option by the underwriters of the Company's initial public offering at a price of $19.00 per share, or $4.7 million in gross proceeds not including underwriting fees or closing costs of $0.3 million.

Our principal shareholders include Scorpio Tankers (NYSE:STNG); SeaDor Holdings, an affiliate of SEACOR Holdings, Inc. (NYSE:CKH); Kensico Capital Management and Dorian Holdings which own 16.2%, 16.1%, 13.8% and 8.0%, respectively, of our total shares outstanding as of the date of this prospectus. Each is represented on our board of directors or retains the right to appoint a director.

On April 1, 2015, we established Helios LPG Pool LLC, or the Helios Pool, a pool of VLGC vessels.  We believe that the operation of certain of our VLGCs in this pool will allow us to achieve better market coverage and utilization. Vessels entered into the Helios Pool are commercially managed by Dorian LPG (UK) Ltd., our wholly-owned subsidiary, and Phoenix Tankers Pte. Ltd, or Phoenix Tankers, a wholly-owned subsidiary of Mitsui OSK Lines Ltd. The members of the Helios Pool share in the revenue generated by the entire group of vessels in the pool, weighted according to certain technical vessel characteristics, and the net pool revenue is distributed as time charter hire to each participant.  The vessels entered into the Helios Pool may operate either in the spot market or on time charters of two years' duration or less.  The Helios Pool is currently operating nine VLGCs on the water, including five of our VLGCs: Corsair (eco vessel), Cougar (eco vessel), Concorde (eco vessel), Captain John NP and Captain Nicholas ML.  We and Phoenix Tankers have agreed that the Helios Pool will have a right of first refusal to operate each VLGC of our respective fleets not employed on a time charter of more than two years' duration.

Our Fleet

Each of our newbuildings will be an ECO‑design vessel incorporating advanced fuel efficiency and emission‑reducing technologies. Upon completion of our VLGC Newbuilding Program in February 2016, 100% of our VLGC fleet will be operated as sister ships and the average age of our VLGC fleet will be approximately 1.6 years, while the average age of the current worldwide VLGC fleet is approximately 11.0 years.

The following table sets forth certain information regarding our vessels as of the date of this prospectus:
	Capacity (Cbm)	Shipyard	Sister Ships	Year Built/ Estimated Delivery(1)	ECO Vessel(2)	Employment(3)	Charter Expiration(1)
OPERATING FLEET
VLGC
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool	—
Captain John NP	82,000	Hyundai	A	2007	—	Pool	—
Captain Markos NL (4)	82,000	Hyundai	A	2006	—	Time Charter	Q4 2019
Comet (5)	84,000	Hyundai	B	2014	X	Time Charter	Q4 2019
Corsair (6)	84,000	Hyundai	B	2014	X	Pool	—
						Time Charter	Q3 2018
Corvette	84,000	Hyundai	B	2015	X	Spot	—
Cougar	84,000	Hyundai	B	2015	X	Pool	—
Concorde	84,000	Hyundai	B	2015	X	Pool	__
Cobra	84,000	Hyundai	B	2015	X	Pool (Time Charter) (7)	__

Small Pressure
Grendon	5,000	Higaki		1996	—	Spot	—

NEWBUILDING VLGCs
Continental	84,000	Hyundai	B	Q3 2015	X	—	—
Constitution	84,000	Hyundai	B	Q3 2015	X	—	—
Commodore	84,000	Hyundai	B	Q3 2015	X	—	—
Constellation	84,000	Hyundai	B	Q3 2015	X	—	—
Cresques	84,000	Daewoo	C	Q3 2015	X	—	—
Cheyenne	84,000	Hyundai	B	Q3 2015	X	—	—
Clermont	84,000	Hyundai	B	Q4 2015	X	—	—
Chaparral	84,000	Hyundai	B	Q4 2015	X	—	—
Commander	84,000	Hyundai	B	Q4 2015	X	—	—
Cratis	84,000	Daewoo	C	Q4 2015	X	—	—
Copernicus	84,000	Daewoo	C	Q4 2015	X	—	—
Challenger	84,000	Hyundai	B	Q4 2015	X	—	—
Caravelle	84,000	Hyundai	B	Q1 2016	X	—	—
Total	1,847,000

(1)	Represents calendar year quarters.
(2)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(3)
"Pool" indicates that the vessel is operated in the Helios Pool and receives as charter hire a portion of the net revenue of the pool calculated according to a formula based on the vessel's pro rata performance in the pool.

(4)	Currently on time charter with Shell Tankers (Singapore) Private Limited that began in December 2014 at a rate of $850,000 per month.
(5)	Currently on a time charter with Shell Tankers (Singapore) Private Limited that began on July 25, 2014 at a rate of $945,000 per month.
(6)	Commencing on or about July 1, 2015, on time charter with an oil major for a period of 3 years.
(7)	Will enter the Helios Pool upon completion of gas trials and commence a time charter with an oil major for a period of 1 year on or about July 3, 2015.

Management of Our Business

All technical and commercial management services for our fleet are provided by the following wholly-owned subsidiaries:

•	Dorian LPG (USA) LLC provides financial and commercial management services to us;

•	Dorian LPG (UK) Ltd. provides chartering, post-fixture operations, legal and risk management services for us; and

•	Dorian LPG Management Corp. (Greece) provides technical, health/safety/environmental/quality, human resource and accounting services to us.

Risk Factors

We face a number of risks associated with our business and industry and must overcome a variety of challenges to benefit from our strengths and implement our business strategies. These risks relate to, among others, changes in the international shipping industry, including supply and demand, charter hire rates, commodity prices, global economic activity, hazards inherent in our industry and operations resulting in liability for damage to or destruction of property and equipment, pollution or environmental damage, ability to comply with covenants in the credit facilities we have or may enter into, ability to finance capital projects, and ability to successfully employ our LPG carriers.

You should carefully consider the risks described in the section entitled "Risk Factors" beginning on page 8 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed on June 4, 2015, and incorporated by reference herein, and the other information in this prospectus, before deciding whether to invest in our common shares.

Implications of Being an Emerging Growth Company

We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act (the "JOBS Act"), and the related provisions of the Securities Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the "PCAOB") requiring mandatory audit firm rotation or a supplement to our auditor's report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in "total annual gross revenues" during our most recently completed fiscal year, if we become a "large accelerated filer" with market capitalization of more than $700 million, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three year period to such date. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to "opt out" of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Structure

We were incorporated in the Republic of the Marshall Islands on July 1, 2013 as a subsidiary of Dorian Holdings, for the purpose of owning and operating LPG carriers.

As of the date of this prospectus, Scorpio Tankers, SeaDor Holdings, Kensico Capital Management and Dorian Holdings control a substantial ownership percentage in us, representing approximately 16.2%, 16.1%, 13.8% and 8.0%, respectively, of our outstanding common shares as of the date of this prospectus.

We own our vessels through separate wholly-owned subsidiaries that are incorporated in the Republic of the Marshall Islands. Vessel management services for our fleet are provided through our wholly‑owned subsidiaries Dorian LPG (USA) LLC, Dorian LPG (UK) Ltd and Dorian LPG Management Corp., incorporated in Delaware, the United Kingdom and the Republic of the Marshall Islands, respectively.

The following diagram depicts our organizational structure:

Dorian LPG Ltd. (Marshall Islands)

Management Subsidiaries: Dorian LPG (USA) LLC (Delaware) Dorian LPG (UK) Ltd (United Kingdom) Dorian LPG Management Corp. (Marshall Islands) Dorian LPG Finance LLC (Marshall Islands)

Vessel Owning Subsidiaries:
(Marshall Islands)
CNML LPG Transport LLC
CJNP LPG Transport LLC
CMNL LPG Transport LLC
Grendon Tanker LLC
Comet LPG Transport LLC
Corsair LPG Transport LLC
Corvette LPG Transport LLC
Dorian Shanghai LPG Transport LLC
Dorian Shanghai LPG Transport LLC
Concorde LPG Transport LLC
Dorian Houston LPG Transport LLC

Newbuild Vessel Owning Subsidiaries:
(Marshall Islands)
Dorian Sao Paulo LPG Transport LLC
Dorian Ulsan LPG Transport LLC
Dorian Amsterdam LPG Transport LLC
Dorian Dubai LPG Transport LLC
Dorian Monaco LPG Transport LLC
Constellation LPG Transport LLC
Dorian Barcelona LPG Transport LLC
Dorian Geneva LPG Transport LLC
Dorian Cape Town LPG Transport LLC
Dorian Tokyo LPG Transport LLC
Commander LPG Transport LLC
Dorian Explorer LPG Transport LLC
Dorian Exporter LPG Transport LLC

CORPORATE INFORMATION

 Our principal executive offices are at 27 Signal Road, Stamford, Connecticut 06902. Our telephone number at that address is (203) 674-9900. Our website is www.dorianlpg.com. The information contained on our website is not a part of this registration statement.

OTHER INFORMATION

Because we are incorporated under the laws of Marshall Islands, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled "Risk Factors" and "Enforceability of Civil Liabilities" for more information.

THE OFFERING
Securities offered by the Selling Shareholders	32,813,888 common shares.
Common shares outstanding before and after this offering	58,057,493 common shares.
Use of proceeds	We will not receive any proceeds from the sale of the common shares by the Selling Shareholders.

Dividend policy
We have not paid any dividends since our inception in July 2013.  We will evaluate the potential level and timing of dividends as soon as profits and newbuilding capital expenditure requirements allow. However, the timing and amount of any dividend payments will always be subject to the discretion of our board of directors and will depend on, among other things, earnings, capital expenditure commitments, market prospects, current capital expenditure programs, investment opportunities, the provisions of Marshall Islands law affecting the payment of distributions to shareholders, and the terms and restrictions of our existing and future credit facilities.

Please see the section entitled "Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases Of Equity Securities—Dividends" of our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed on June 4, 2015, and incorporated by reference herein.

NYSE listing	Our common shares are traded on the New York Stock Exchange under the symbol "LPG."
Tax considerations
See the section entitled "Item 1. Business—Taxation" of our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed on June 4, 2015, and incorporated by reference herein, for a general summary of the U.S. federal income taxation of the ownership and disposition of our securities. Holders are urged to consult their respective tax advisers with respect to the application of the U.S. federal income tax laws to their own particular situation as well as any tax consequences of the ownership and disposition of our common shares arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payment of any dividends paid by us to our shareholders. See the section entitled "Item 1. Business—Taxation" of our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed on June 4, 2015, and incorporated by reference herein.

Risk factors
Investment in our common shares involves a high degree of risk. You should carefully read and consider the information set forth under the heading "Risk Factors" beginning on page 8 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed on June 4, 2015, and incorporated by reference herein, and all other information set forth in this prospectus before investing in our common shares.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Where any forward-looking statement includes a statement about the assumptions or bases underlying the forward-looking statement, we caution that, while we believe these assumptions or bases to be reasonable and made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, our management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis. We cannot assure you, however, that the statement of expectation or belief will result or be achieved or accomplished. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. Forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. Forward-looking statements involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include the risks that are identified in the "Risk Factors" section of this prospectus, and also include, among others, risks associated with the following:

•	future operating or financial results;

•	our limited operating history;

•	pending or recent acquisitions, business strategy and expected capital spending or operating expenses;

•	worldwide production of oil and natural gas, including production from U.S. shale fields;

•	completion of infrastructure projects to support marine transportation of LPG, including export terminals, and pipelines;

•	competition in the marine transportation industry;

•	oversupply of LPG vessels comparable to ours;

•	supply and demand forLPG, which is affected by the production levels and price of oil, refined petroleum products and natural gas;

•	global and regional economic and political conditions;

•	shipping market trends, including charter rates, factors affecting supply and demand and world fleet composition;

•	ability to employ our vessels profitably;

•	our limited number of assets and small number of customers;

•	performance by the counterparties to our charter agreements;

•	termination of our customer contracts;

•	delays and cost overruns in vessel construction projects;

•	our ability to incur additional indebtedness under and compliance with restrictions and covenants in our debt agreements;

•	our need for cash to meet our debt service obligations and to pay installments in connection with our newbuilding vessels;

•	our levels of operating and maintenance costs;

•	our dependence on key personnel;

•	availability of skilled workers and the related labor costs;

•	compliance with governmental, tax, environmental and safety regulation;

•	changes in tax laws, treaties or regulations;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 ("the FCPA"), the U.K. Bribery Act 2010, or other applicable regulations relating to bribery;

•	general economic conditions and conditions in the oil and natural gas industry;

•	effects of new products and new technology in our industry;

•	operating hazards in the maritime transportation industry;

•	adequacy of insurance coverage in the event of a catastrophic event;

•	the volatility of the price of our common shares;

•	our incorporation under the laws of the Republic of the Marshall Islands and the limited rights to relief that may be available compared to other countries, including the United States;

•
our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities, the terms of such financing and our ability to comply with covenants set forth in our existing and future financing arrangements; and

•	expectations regarding vessel acquisitions.

Any forward-looking statements contained in this prospectus should not be relied upon as predictions of future events. No assurance can be given that the expectations expressed in these forward-looking statements will prove to be correct. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations proves to be inaccurate or is not realized. You should thoroughly read this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. Some important factors that could cause actual results to differ materially from those in the forward-looking statements are, in certain instances, included with such forward-looking statements and in "Risk Factors" in this prospectus. Additionally, new risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the forward-looking statements by these cautionary statements.

Readers are cautioned not to place undue reliance on the forward-looking statements contained in this prospectus, which represent the best judgment of our management. Such statements, estimates and projections reflect various assumptions made by us concerning anticipated results, which are subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control and which may or may not prove to be correct. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS
An investment in our common shares involves a high degree of risk. You should carefully consider the discussion of risks under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed on June 4, 2015, and incorporated by reference herein and the other documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities.  Please see "Where You Can Find Additional Information – Information Incorporated by Reference." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could significantly and negatively affect our business, financial condition and results of operations and our ability to pay dividends, and lower the trading price of our common shares. You may lose part or all of your investment.
The cyclical nature of the demand for LPG transportation may lead to significant changes in our chartering and vessel utilization, which may adversely affect our revenues, profitability and financial position.

Historically, the international LPG carrier market has been cyclical with attendant volatility in profitability, charter rates and vessel values. The degree of charter rate volatility among different types of gas carriers has varied widely. Because many factors influencing the supply of, and demand for, vessel capacity are unpredictable, the timing, direction and degree of changes in the international gas carrier market are also not predictable. If charter rates decline, our earnings may decrease, particularly with respect to our vessels deployed in the spot market, but will also apply to our other vessels whose charters will be subject to renewal in the future, as they may not be extended or renewed on favorable terms when compared to the terms of the expiring charters. In addition, we expect to take delivery of 15 newbuilding VLGCs in 2015 and one newbuilding VLGC in 2016, for which we have not yet arranged employment. Any of the foregoing factors could have an adverse effect on our revenues, profitability, liquidity, cash flow and financial position.

Future growth in the demand for LPG carriers and charter rates will depend on economic growth in the world economy and demand for LPG product transportation that exceeds the capacity of the growing worldwide LPG carrier fleet. We believe that the future growth in demand for LPG carriers and the charter rate levels for LPG carriers will depend primarily upon the supply and demand for LPG, particularly in the economies of China, India, Japan, Southeast Asia and the U.S. and upon seasonal and regional changes in demand and changes to the capacity of the world fleet. The capacity of the world LPG shipping fleet appears likely to increase in the near term. Economic growth may be limited in the near term, and possibly for an extended period, as a result of the current global economic conditions, which could have an adverse effect on our business and results of operations.

The factors affecting the supply and demand for LPG carriers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for our vessels include:

•	supply and demand for LPG, which is affected by the production levels and price of oil, refined petroleum products and natural gas;

•	worldwide production of oil and natural gas, including production from U.S. shale fields;

•	global and regional economic conditions;

•	the distance LPG products are to be moved by sea;

•	completion of infrastructure projects to support marine transportation of LPG, including export terminals and pipelines;

•	availability of competing LPG vessels;

•	availability of alternative transportation means;

•	changes in seaborne and other transportation patterns;

•	development and exploitation of alternative fuels and non‑conventional hydrocarbon production;

•	governmental regulations, including environmental or restrictions on offshore transportation of LPG;

•	local and international political, economic and weather conditions;

•	domestic and foreign tax policies;

•	accidents, severe weather, natural disasters and other similar incidents relating to the natural gas industry; and

•	weather.

The factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	LPG vessel prices;

•	changes in environmental and other regulations that may limit the useful lives of vessels; and

•	the number of vessels that are out of service.

A significant decline in demand for the seaborne transport of LPG or a significant increase in the supply of LPG vessel capacity without a corresponding growth in LPG vessel demand could cause a significant decline in prevailing charter rates, which could materially adversely affect our financial condition and operating results and cash flow.

The price of our common shares may be highly volatile.

The market price of the common shares may fluctuate significantly following this offering in response to many factors, such as actual or anticipated fluctuations in our operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond our control. An adverse development in the market price for our common shares could also negatively affect our ability to issue new equity to fund our activities.

We may have to issue additional shares in the future, which could cause the market price of our common shares to decline.

We may issue additional shares in the future in connection with, among other things, future corporate transactions, vessel acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances. Our issuance of additional shares would have the following effects: our existing shareholders' proportionate ownership interest in us will decrease; the amount of cash available for dividends payable per share may decrease; the relative voting strength of each previously outstanding share may be diminished; and the market price of our shares may decline.

USE OF PROCEEDS
All of the common shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their own accounts. We will not receive any of the proceeds from these sales.

 SELLING SHAREHOLDERS
This prospectus relates to the proposed sale from time to time of up to 32,813,888 of our common shares owned and offered by the selling shareholders named in the table below, or their respective donees, pledgees, transferees or other successors in interest. We have filed the registration statement of which this prospectus forms a part in order to permit the Selling Shareholders to offer these shares for resale from time to time, pursuant to the Shareholders Agreement by and among the Company, Scorpio Tankers, SeaDor Holdings and Dorian Holdings, dated November 26, 2013, and the Registration Rights Agreement by and between the Company and Kensico Capital Management, dated June 3, 2014.
The 32,813,888 shares of our common stock covered by this prospectus were acquired by the selling shareholders named in the table below in private transactions.

Set forth below is information regarding the names and number of common shares owned and offered by the Selling Shareholders. The table is based upon information provided by the Selling Shareholders. The table assumes that all the shares being offered by the Selling Shareholders pursuant to this prospectus are ultimately sold in the offering.

Name of Selling Shareholder	Common Shares Owned Before Offering (1)	Percentage of Class Prior to the Offering (2)	Total Common Shares Offered Hereby	Common Shares Owned Following the Offering	Percentage of Class Following the Offering (2)
Scorpio Tankers Inc.	9,392,083	16.2%	9,392,083	—	—
SeaDor Holdings LLC(3)(4)	9,327,135	16.1%	9,327,135	—	—
Kensico Capital Management Corporation(5)	8,014,837	13.8%	8,014,837	—	—
Dorian Holdings LLC(3)(6)	4,667,135	8.0%	4,667,135	—	—
BH Logistics, LP	1,412,698	2.4%	1,412,698	—	—
Total	32,813,888	56.5%	32,813,888	—	—

(1)
Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and generally includes voting or investment power with respect to securities. Except as subject to community property laws or otherwise as described in the notes below, where applicable, the person named above has sole voting and investment power with respect to all common shares shown as beneficially owned by it.

(2)	Calculated based on 58,057,493 shares issued and outstanding as of the date of this prospectus.
(3)	Deemed to beneficially own a portion of these shares through Concord LPG Holdings LLC.
(4)	SeaDor Holdings LLC is wholly owned by SEACOR Holdings Inc.
(5)
Michael Lowenstein and Thomas J. Coleman serve as Co-Presidents of Kensico Capital Management Corporation and may be deemed to have voting and dispositive power over the shares held by Kensico Capital Management Corporation.

(6)	Dorian Holdings LLC is wholly owned by Astromar LLC, of which John Hadjipateras, our Chairman, President and Chief Executive Officer, is a shareholder and director.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our articles of incorporation and bylaws currently in effect. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, please read our articles of incorporation and bylaws, copies of which are filed as exhibits to the registration statement, of which this prospectus is a part.

Purpose

Our purpose, as stated in our articles of incorporation, is to engage in any lawful act or activity for which companies may be organized under the Marshall Islands Business Corporation Act of 1981, or the BCA.

Authorized Capitalization

Under our articles of incorporation, our authorized share capital consists of 450 million common shares, par value $0.01 per share, of which 58,057,493 shares were issued and outstanding as of the date of this prospectus and 50 million preferred shares, par value $0.01 per share, of which no shares were issued and outstanding as of the date of this prospectus. All of our shares are in registered form.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Please read "Dividend Policy." Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Preferred shares

Our articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates and any rate adjustments;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Authorized but Unissued Share Capital

The BCA does not require shareholders' approval for any issuance of authorized shares.

Share History

On July 1, 2013, we issued 100 shares to Dorian Holdings in connection with our formation.

On July 29, 2013, we issued 18,644,324 shares in a private transaction exempt from registration under the Securities Act, of which Dorian Holdings and SEACOR Holdings purchased 4,667,135 and 4,667,135 shares respectively, with the balance purchased by other qualified institutional buyers and non-U.S. persons.

On November 26, 2013, we issued 7,990,425 shares to Scorpio Tankers in a private transaction exempt from registration under the Securities Act.

On November 26, 2013, we issued 16,081,081 shares in a private transaction exempt from registration under the Securities Act, of which Scorpio Tankers, Dorian Holdings and SeaDor Holdings purchased 4,824,324, 975,688 and 4,660,000 shares, respectively, with the balance purchased by other qualified institutional buyers and non-U.S. persons.

On February 12, 2014, we issued 5,649,200 shares in a private transaction exempt from registration under the Securities Act.

On April 25, 2014, we issued 1,412,698 common shares in a private transaction exempt from registration under the Securities Act.

On April 25, 2014 a one-for-five reverse stock split was effected for all of our issued and outstanding common shares, all share numbers have been retrospectively restated to reflect this reverse stock split.

On May 13, 2014, we completed an initial public offering of 7,105,263 common shares on the New York Stock Exchange at a price of $19.00 per share, or $135.0 million in gross proceeds not including underwriting fees or closing costs of $11.5 million.

On May 22, 2014, we completed the issuance of 245,521 common shares related to the overallotment exercise by the underwriters of the Company's initial public offering at a price of $19.00 per share, or $4.7 million in gross proceeds not including underwriting fees or closing costs of $0.3 million.

On June 25, 2014, we completed the exchange offer of unregistered common shares that we previously issued in our prior equity private placements, other than the common shares owned by our affiliates, for 15,528,507 common shares that have been registered under the Securities Act of 1933, as amended, the complete terms and conditions of which were set forth in a prospectus dated May 8, 2014 and the related letter of transmittal.

On June 30, 2014, we granted 655,000 shares of restricted stock to certain of our officers under our equity incentive plan that vest over 5 years.

On March 2, 2015, we granted 274,000 shares of restricted stock to certain of our directors, employees and non-employee consultants under our equity incentive plan that vest over five years.

Directors

Our articles of incorporation provide that, subject to any rights of holders of preferred shares, our directors shall be divided into three classes. The term of office of one or another of the three classes shall expire each year. The term of the first class of our directors will expire at the annual general meeting in 2017, the second class of our directors will expire at the annual general meeting in 2015 and the third class of our directors will expire at the annual general meeting in 2016. The directors elected at our general meetings shall be identified as being directors of the same class as the ones they succeed, and shall hold office until the third succeeding annual general meeting. Any vacancies in the Board for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board then in office, and any such director so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Our articles of incorporation provide that no director may be removed except both for cause and with the affirmative vote of two-thirds of the votes cast at an annual general meeting.

Shareholder meetings

Under our bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Republic of The Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters' Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including certain mergers or consolidations or sales of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to exceptions. For example, the right of a dissenting shareholder to receive payment of the fair value of his shares is not available if for the shares of any class or series of shares, which shares at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company's shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Shareholders' Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties, subject to certain exceptions. Our articles of incorporation include provisions that eliminate the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys' fees) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effects of Certain Provisions of Our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

"Blank Check" Preferred Shares

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Election and removal of directors

Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited actions by stockholders

Our articles of incorporation and our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our articles of incorporation and our bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance notice requirements for shareholder proposals and director nominations

Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the one-year anniversary of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Classified board of directors

As described above, our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms. Accordingly, approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third-party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Business combinations

Although the BCA does not contain specific provisions regarding "business combinations" between companies organized under the laws of the Marshall Islands and "interested shareholders," we have included these provisions in our articles of incorporation. Specifically, our articles of incorporation prohibit us from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our outstanding voting stock; or

•
any person who is our affiliate or associate and who held 15% or more of our outstanding voting stock at any time within three years before the date on which the person's status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding stock;

•	certain transactions that result in the issuance or transfer by us of any stock of ours to the interested shareholder;

•
any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•
any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our articles of incorporation do not apply to a business combination if:

•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than certain excluded shares;

•
at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of this initial public offering;

•
a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

(ii)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(iii)	a proposed tender or exchange offer for 50% or more of our outstanding voting stock.

Transfer Agent

The registrar and transfer agent for the common shares is Computershare Trust Company, N.A.

Listing

Our common shares are listed on the NYSE under the symbol "LPG."

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and bylaws and by the BCA. You should be aware that the BCA differs in certain material respects from the laws generally applicable to U.S. companies incorporated in the State of Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and we cannot predict whether Republic of the Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.

Marshall Islands	Delaware
Shareholder Meetings and Voting Rights
Held at a time and place as designated or in the manner provided in the bylaws	Held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws

May be held within or outside the Republic of the Marshall Islands	May be held within or outside Delaware

Notice:

Whenever shareholders are required or permitted to take action at a meeting, written notice shall state the place, date and hour of the meeting and, unless it is the annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting

A copy of the notice of any meeting shall be given not less than 15 nor more than 60 days before the meeting

Notice:

Whenever shareholders are required or permitted to take any action at a meeting, written notice shall state the place, if any, date and hour of the meeting and the means of remote communication, if any, by which shareholders may be deemed to be present and vote at the meeting

Written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting

Any action required or permitted to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote
Unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote if consent is in writing and signed by the holders of outstanding stock having the number of votes necessary to authorize or take action at a meeting

Each shareholder entitled to vote may authorize another person to act for him by proxy	Each shareholder entitled to vote may authorize another person or persons to act for each shareholder by proxy

Marshall Islands	Delaware
Shareholder Meetings and Voting Rights
Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote shall constitute a quorum but in no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting

The certificate of incorporation or bylaws may specify the number necessary to constitute a quorum but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specifications, a majority of shares entitled to vote at the meeting shall constitute a quorum

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders

Except as otherwise required by the BCA or our articles of incorporation, directors shall be elected by a plurality of the votes cast by holders of shares entitled to vote, and, except as required or permitted by the BCA or our articles of incorporation, any other corporate action shall be authorized by a majority of votes cast by holders of shares entitled to vote thereon

Unless otherwise specified in the certificate of incorporation or bylaws, directors shall be elected by a plurality of the votes of the shares entitled to vote on the election of directors, and, in all other matters, the affirmative vote of the majority of the shares entitled to vote on the subject matter shall be the act of the shareholders

The articles of incorporation may provide for cumulative voting	The certificate of incorporation may provide for cumulative voting

Dissenters' Rights of Appraisal
Shareholders have a right to dissent from a merger or consolidation or sale or exchange of all or substantially all assets not made in the usual and regular course of business, and receive payment of the fair value of their shares, subject to exceptions
Appraisal rights shall be available for the shares of a corporation in a merger or consolidation, subject to exceptions

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets

Alters or abolishes any preferential right of any outstanding shares having preferences; or

Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Marshall Islands	Delaware
Shareholders' Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of a beneficial interest in such shares. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law

Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort	Delaware Court of Chancery Rule 23.1 governs the procedures for derivative actions by shareholders

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands

Attorney's fees may be awarded if the action is successful

Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of $50,000 or less

Directors
Board must consist of at least one member	Board must consist of at least one member

Removal:	Removal:

• Any or all of the directors may be removed for cause by vote of the shareholders.	•
Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part

• If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

Number of board members may be fixed by the bylaws, by the shareholders, or by action of the board under the specific provisions of a by-law

Number of board members may be changed by amendment of the bylaws, by the shareholders or by action of the board under specific provision of a by-law; however if the board is authorized to change the number of directors, it can only do so by a majority of the entire board

Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate

Duties of Directors
Members of a board of directors owe a fiduciary duty to the company to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances

The business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders

PLAN OF DISTRIBUTION
The Selling Shareholders, which as used herein include donees, pledgees, transferees or other successors in interest, including any successor funds thereto, and their respective affiliates that are direct or indirect equity investors in us, including other successors in interest selling our common shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of our common shares, including on any stock exchange, quotation service, market or other trading facility on which our common shares are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise.

The Selling Shareholders may sell, transfer or otherwise dispose of our common shares offered in this prospectus through:

•	one or more block trades in which a broker-dealer will attempt to sell the shares as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	broker-dealers, who may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	public or privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of our common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the donee, pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The Selling Shareholders also may transfer our common shares owned by them in other circumstances, in which case the donees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume.  The Selling Shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of our common shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders also may sell all or a portion of our common shares in open market transactions in reliance upon Rule 144 under the Securities Act, regardless of whether the shares are offered in this prospectus, provided that they meet the criteria and conform to the requirements of that rule.

There can be no assurance that the Selling Shareholders will sell any or all of our common shares offered by this prospectus.

The aggregate proceeds to the Selling Shareholders from the sale of our common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any.  Each Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents.  We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of our common shares may be deemed by the SEC to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may therefore be underwriting discounts and commissions under the Securities Act.  Selling Shareholders who are deemed by the SEC to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

We have informed the Selling Shareholders that the anti-manipulation rules of Regulation M, promulgated under the Exchange Act, may apply to sales of our common shares by the Selling Shareholders in the market and to the activities of the Selling Shareholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Shareholders may indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of our common shares pursuant to this prospectus.

At the time that any particular offering of common shares is made, to the extent required by the Securities Act, a prospectus or prospectus supplement or, if appropriate, a post-effective amendment, will be distributed, setting forth the terms of the offering, including the aggregate number of common shares being offered, the purchase price of the common shares, the public offering price of the common shares, the names of any underwriters, dealers or agents and any applicable discounts or commission.

In order to comply with the securities laws of some states, if applicable, our common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states our common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear the costs relating to the registration and sale of the common shares offered by this prospectus, other than any underwriting discounts and commissions and transfer taxes, if any.  We have agreed to indemnify the Selling Shareholders, other than BH Logistics, LP, against certain liabilities, including liabilities of any violation by the Company of the Securities Act, the Exchange Act and state securities laws applicable to the Company and relating to the registration of the shares offered by this prospectus that have not resulted from written information provided by the Selling Shareholders to us expressly for use in connection with such registration.  We have agreed with the Selling Shareholders other than BH Logistics, LP to use best efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as (i) all of our common shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement, (ii) such common shares are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similiar provisions then in force) under the Securities Act are met, (iii) such common shares are otherwise transferred and may be resold without subsequent registration under the Securities Act, or (iv) such common shares shall be ceased to be outstanding.
As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by any Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the SEC under the Securities Act.  If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent.

Substantially all of our and our subsidiaries' assets are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Gary J. Wolfe of Seward & Kissel LLP, located at One Battery Park Plaza, New York, New York 10004, to accept service of process on our behalf in any such action.

Seward & Kissel LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS
Matters relating to United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. The validity of the shares and certain other matters relating to Marshall Islands law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004.

EXPERTS
The consolidated financial statements of Dorian LPG Ltd incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2015 have been audited by Deloitte Hadjipavlou Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report which is incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Predecessor Businesses of Dorian LPG Ltd., incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March  31, 2015 have been audited by Deloitte Hadjipavlou Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report which is  incorporated herein by reference.  Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Hadjipavlou Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
We estimate the expenses in connection with the distribution of our shares in this offering will be as set forth in the table below. We will be responsible for paying the following expenses associated with this offering.

SEC registration fee		$58,934.50
Blue sky fees and expenses	$	*
Printing expenses	$	*
Legal fees and expenses	$	*
Accountants' fees and expenses	$	*
Miscellaneous costs	$	*

Total	$	*

*	To be updated, if necessary, by amendment or supplement to this registration statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to our shares offered by this prospectus. For the purposes of this section, the term "registration statement" means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form S-3 we filed. Although we believe that we have accurately summarized the material terms of documents filed as exhibits to the registration statement, you should read those exhibits for a complete statement of their provisions. The registration statement on Form S-3, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We will be subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. To comply with these requirements, we will file periodic reports, proxy statements and other information with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with, and furnished to, the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus.  However, statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. Among other information, additional information regarding our business, assets, loan facilities, legal proceedings, our results of operations, liquidity and capital resources, quantitative and qualitative disclosures about market risk, our directors and executive officers, compensation of management and our directors, security ownership of certain beneficial owners and management, and certain relationships and related transactions, as well as our consolidated financial statements and our Predecessors' combined financial statements  are contained in the documents that have been incorporated by reference in this prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the SEC on June 4, 2015;
•	our Definitive Proxy Statement for our 2015 Annual Meeting of Stockholders, filed on June 11, 2015;
•	our Report on Form 8-K, filed with the SEC on June 19, 2015;
·	our Report on Form 8-K, filed with the SEC on June 24, 2015;
•	our Report on Form 8-K, filed with the SEC on June 29, 2015;
•	Our "Description of Registrant's Securities to be Registered" contained in our registration statement on Form 8-A, (File No. 001-36437), filed with the Commission on May 2, 2014; and
•
all documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.

This prospectus may contain information that updates or modifies information in one or more of the documents incorporated by reference in this prospectus.

Notwithstanding the foregoing, no information is incorporated by reference in this prospectus or any prospectus supplement where such information under applicable Forms and regulations of the SEC is not deemed to be "filed" under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered "filed" under the Exchange Act or is to be incorporated by reference in this prospectus or any prospectus supplement. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at the SEC's website or our website at www.dorianlpg.com soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained in our website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus or the related registration statement. You may request a paper copy of our SEC filings, at no cost, by writing to or telephoning us at the following address:

Dorian LPG Ltd.
c/o Dorian LPG (USA) LLC
27 Signal Road
Stamford, Connecticut 06902
(203) 674 9695 (telephone number)

DISCLOSURE OF COMMISSION POSITION ON
 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
The Business Corporation Act, or the BCA, of the Marshall Islands authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and offices and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.
The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Up to 32,813,888 of our Common Shares
Offered by the Selling Shareholders

Dorian LPG Ltd.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 15.  Indemnification of Directors and Officers

The Bylaws of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:

(1)
all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant (the "Companies Acts"); and

(2)
all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows: Indemnification of directors and officers.

(1)
Actions not by or in right of the corporation.    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation.    A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful.    To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance.    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights.    The indemnification and advancement of expenses provided by or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification.    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance.    A corporation shall have power to purchase and maintain insurance or behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation, incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

3.2	Bylaws, incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

3.3	Amendment to Articles of Incorporation, incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

4.1	Form of Common Share Certificate, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form F-1 (Registration Number 333- 194434)

5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company

8.1	Opinion of Seward & Kissel LLP, with respect to certain tax matters

23.1	Consent of Deloitte Hadjipavlou Sofianos & Cambanis S.A.

23.2	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)

23.3	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)

24.1	Powers of Attorney (included in the signature page hereto)

(b)           Financial Statements

The financial statements incorporated by reference into this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)      That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes that:

(1)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on the 29th day of June, 2015.

DORIAN LPG LTD.

By:	/s/ John C. Hadjipateras
Name: John C. Hadjipateras
Title: Chairman, President and Chief Executive Officer; President, Dorian LPG (USA) LLC

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Wolfe, Robert E. Lustrin, Will Vogel or either of them, with full power to act alone, his or her true lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on June 29, 2015.

Signature	Title

/s/ John C. Hadjipateras	Chairman, President and Chief Executive Officer; President, Dorian LPG (USA) LLC (Principal Executive Officer)
John C. Hadjipateras

/s/ Theodore B. Young	Chief Financial Officer and Treasurer; Chief Financial Officer and Treasurer, Dorian LPG (USA) LLC (Principal Financial Officer and Principal Accounting Officer)
Theodore B. Young

/s/ John C. Lycouris	Director; Chief Executive Officer, Dorian LPG (USA) LLC
John C. Lycouris

/s/ Thomas J. Coleman	Director
Thomas J. Coleman

/s/ Charles Fabrikant	Director
Charles Fabrikant

/s/ Ted Kalborg	Director
Ted Kalborg

/s/ Øivind Lorentzen	Director
Øivind Lorentzen

/s/ Malcolm McAvity	Director
Malcolm McAvity

/s/ David Savett	Director
David Savett

/s/ Christina Tan	Director
Christina Tan

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